Exhibit 99.(p)

THE RESERVE FUND

RESERVE MUNICIPAL MONEY-MARKET TRUST II

RESERVE NEW YORK MUNICIPAL MONEY-MARKET TRUST

RESERVE MUNICIPAL MONEY MARKET TRUST

RESERVE SHORT TERM INVESTMENT TRUST

RESERVE MANAGEMENT COMPANY, INC.

RESERVE MANAGEMENT CORPORATION

RESRV PARTNERS, INC.

Code of Ethics and Conduct

August 13, 2007

I.                                         Introduction

This Code of Ethics and Conduct (the “Code”) has been adopted by the entities listed above (collectively, “The Reserve”), in accordance with federal securities laws, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended.  The purpose of the Code is to establish guidelines and procedures to identify and prevent persons who may have knowledge of The Reserve’s investments and investment intentions from breaching their fiduciary duties and to deal with other situations that may pose a conflict of interest or a potential conflict of interest.

Additionally, this Code establishes guidelines and procedures to ensure compliance with all applicable federal securities laws.  Therefore, The Reserve has developed and adopted an Insider Trading Policy that applies to all employees, affiliates and subsidiaries.

Carefully read the guidelines and procedures of this Code.  Please sign, date, and return the attached  Annual Code of Conduct and Ethics and  Insider Trading Policy Annual Certificate of Compliance to the Compliance Department by the specified date.  Please keep a copy of the Code for your reference. Additionally, a copy of the Code is available on The Reserve’s intranet.

II.                                     Definitions

As used in the Code, the following terms have the following meanings:

Access Person:

means any employee of The Reserve. This term also includes any person who has knowledge of material facts pertaining to transactions of Advisory Clients. Generally, the term does not include an Independent Director unless he or she has knowledge of material facts regarding Advisory Client transactions.

Advisory Client:

means any person or entity to which The Reserve provides investment advisory services. This term includes any registered or unregistered investment company for which The Reserve serves as an adviser or sub-adviser and any separate account clients.

Beneficial Ownership:

means any interest in a Security for which an Access Person or any member of his or her immediate family (anyone residing in the same household or to whom the Access Person provides significant financial support) may directly or indirectly receive a monetary benefit. This term also includes the right to buy or sell a Security, to direct the purchase or sale of a Security, or to vote or direct the voting of a Security. Please see Appendix II for examples of Beneficial Ownership.

Compliance Director:

means the person appointed by The Reserve as Director of Compliance (or Chief Compliance Officer), or, in the absence of a Director of Compliance (or Chief Compliance Officer), the General Counsel. The Compliance Director may delegate any or all of his or her responsibilities under the Code, and may consult with outside counsel as appropriate. In instances where the Code is applied to the

Compliance Director, any other principal of The Reserve may act as the Compliance Director.

Control:

of a company means the power to exercise a controlling influence over the management or policies of the company (unless such power is solely the result of an official position with the company). Any person who owns (directly or through one or more controlled companies), more than 25% of the voting securities of a company shall be presumed to control such company.

Independent Trustee:

means any person who serves on the Board of Trustees of any of the Reserve Funds who is not an “interested person” as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended and who does not have advance knowledge of purchases or sales of Securities on behalf of any Advisory Client. Special procedures apply to Independent Trustees as set forth in Section VII.B.

Personal Securities Transaction:

means any transaction in which an Access Person or his or her immediate family (as described above and in Appendix II) acquires or disposes of a Security in which any such person has or gains a direct or indirect Beneficial Ownership interest.

Reportable Fund:

means any fund for which The Reserve serves as an investment adviser or any fund whose investment adviser or principal underwriter controls The Reserve, is controlled by The Reserve, or is under common control with The Reserve.

Security:	shall have the meaning set forth in Section 2(a) (36) of the Investment Company Act of 1940, as amended, which includes all debt and equity financial instruments, including:

• common and preferred stock;

• investment and non-investment grade debt securities;

• investments convertible into or exchangeable for stock or debt securities;

• any derivative instrument relating to any of the above securities, including options, warrants and futures;

• any interest in a partnership investment in any of the foregoing; and

• shares of Reportable Funds; and

• shares of closed-end investment companies; and

• exchange-traded funds which are organized as unit investment trusts

Security does not include the following, so that transactions in the following are not covered by the Code:

• debt securities issued by the U.S. government or its agencies or instrumentalities;

• bankers’ acceptances;

Revised effective August 13, 2007

• bank certificates of deposit;

• commercial paper;

• high quality short-term debt instruments including repurchase agreements and;

• stock indices; and

• shares of registered open-end investment companies (mutual funds), other than Reportable Funds; and

• exchange-traded funds, other than those organized as unit investment trusts

Security held or to be acquired:	by an Advisory Client means any Security which, within the most recent fifteen (15) days:

• is being or has been purchased or sold by The Reserve for an Advisory Client; or

• is being considered or has been considered for purchase or sale by The Reserve for an Advisory Client.

Security being considered for purchase or sale:

means a Security during the time period when an order is on The Reserve’s trading desk with respect to that Security until the time when all orders with respect to that Security are either completed or canceled.  This time period includes those instances in which an order to purchase or sell the Security has been made and communicated to a broker.

III.                                 General Principles

This Code applies to all Access Persons.  The Code acknowledges the general principles that Access Persons:

•                  owe a fiduciary obligation to all Advisory Clients;

•                  have the duty at all times to place the interests of all Advisory Clients first and foremost;

•                  must conduct their Personal Securities Transactions in a manner that avoids illegal acts,  conflicts of interest or abuses of their position of trust and responsibility; and

•                  should not take improper advantage of their positions in relation to Advisory Clients.

The Code makes it unlawful for Access Persons, when conducting Personal Securities Transactions, to engage in activities that are illegal, dishonest, manipulative, or that involve false or misleading statements.  No Access Person shall use any information concerning the investments or investment intentions of any Advisory Client for personal gain or in a manner harmful to the interests of any Advisory Client. Additionally, all Access Persons shall comply with all applicable laws, rules and regulations, including all applicable federal securities laws.

In this regard, no Access Person shall, directly or indirectly in connection with the purchase or sale of a Security held or to be acquired by any Advisory Client:

•                  employ any device, scheme or artifice to defraud any Advisory Client;

•                  make any untrue statement of a material fact or omit to state a material fact  necessary in order to make the statements made, in light of the circumstances, not misleading;

•                  engage in any act, practice, or course of business that operates or would operate as fraud or deceit upon any Advisory Client; or

•                  engage in any manipulative practice with respect to any Advisory Client.

This Code requires Access Persons, among other things, to pre-clear their Personal Securities Transactions as described in Section VI, report their Personal Securities Transactions as described in Section VIII, and certify their compliance with the Code as described in Section VIII.

IV.                                Prohibited Transactions

A.                                    3-day Blackout Period

No Access Person may affect a Personal Securities Transaction in a Security if The Reserve has engaged in a transaction in the same Security for an Advisory Client within the last three (3) calendar days.

In the event an Access Person effects a prohibited Personal Securities Transaction within three (3) days after an Advisory Client transaction in the same or equivalent Security, the Access Person  may be required to close out his or her position in the Security and to disgorge any profit to The Reserve.

B.                                    Initial Public Offerings

No Access Person may engage in a Personal Securities Transaction in any Security in an initial public offering.  Exceptions to this prohibition are permissible only with the prior written approval of Reserve’s Compliance Director or, in the Compliance Director’s absence, the General Counsel, the  President or the Chairman of the Funds.

C.                                    Private Placements

An Access Person may not engage in a Personal Securities Transaction in any Security in a private placement without the prior written approval of the Compliance Director or, in the Compliance Director’s absence, the General Counsel, the President or the Chairman of the Funds.  In considering such approval, the Compliance Director shall take into account, among other factors, whether the investment opportunity should be reserved for an Advisory Client, and whether the opportunity is being offered to the Access Person by virtue of his or her position with The Reserve.

An Access Person who has been approved to engage in a Personal Securities Transaction in a private placement must disclose that investment if he or she plays a part directly or indirectly in subsequent investment considerations of the Security for an Advisory Client.  In such circumstances, The Reserve’s decision to purchase or sell Securities of the issuer shall be subject to an independent review by an Access Person with no personal interest in the issuer.

D.                                    Front-Running

No Access Person may engage in front-running an order or recommendation, even if the Access Person is not handling the order or the recommendation (and even if the order or recommendation is for someone other than the Access Person).  Front-running consists of executing a transaction based on the knowledge of the forthcoming transaction or recommendation in the same or an underlying Security, or other related securities, within three (3) calendar days preceding a transaction by Reserve.

E.                                      Inside Information

No Access Person may use material, non-public information about any issuer of Securities, whether or not such Securities are held in the portfolios of Advisory Clients or suitable for inclusion in such portfolios, for personal gain or on behalf of an Advisory Client.  Any Access Person who believes he or she is in possession of such information must contact The Reserve’s Compliance Director immediately to discuss the information and the circumstances surrounding its receipt.  This prohibition does not prevent an Access Person from contacting officers and employees of issuers or other investment professionals in seeking information about issuers that is publicly available.  (Refer to The Reserve’s Insider Trading Policy attached as Appendix I for more information.)

When affecting any Personal Securities Transaction, an Access Person must:

•                  obtain advance written clearance of such Transaction in accordance with Section VI of this Code; AND

•                  report to Reserve’s Compliance Director the information described in Section VIII of this Code.

F.                                      Gifts

No Access Person may seek any gift, favor, gratuity, or preferential treatment from any person or entity that:

•                  does business with or on behalf of Reserve;

•                  is or may appear to be connected with any present or future business dealings between Reserve and that person or organization; OR

•                  may create or appear to create a conflict of interest.

Access Persons may not accept gifts, favors or gratuities from any other person valued at more than $100.

Discretion should be used in accepting invitations for dinners, entertainment, golf outings, sporting events, theater or the like.  In accepting such invitations, The Reserve requires that the person offering the invitation be in attendance in order to accept the invitation.  No Access Person should offer any gifts, favors or gratuities that could be viewed as influencing decision-making or otherwise could be considered as creating a conflict of interest on the part of the recipient.

G.                                    Service as a Director

No Access Person may serve on the board of directors of any publicly traded company.  In addition, any Access Person that wishes to serve on the board of directors of a privately held company must first obtain prior written approval from the Compliance Director and the President of the Funds, or in his absence, the Chairman of the Funds.

H.                                  Outside Business Activities

All Access Persons must provide prompt written notification ,on the Request to Engage in Outside Business Activities Form, and be approved by their immediate supervisor and the Legal/Compliance Department PRIOR to becoming employed by, or accepting compensation from, any person as a result of any business activity, other than a passive investment, outside the scope of their relationship with The Reserve. Failure to comply with this requirement may result in disciplinary action, up to and including termination of the employee.

I.                                         Mutual Fund Market Timing and Late Trading

Mutual funds are not intended to be short-term trading vehicles; therefore, The Reserve’s policy prohibits employees from engaging in mutual fund market timing and from engaging in or facilitating late trading.  Mutual fund market timing involves the purchase and sale of shares of mutual funds (including exchanges within the same fund family) within 15 days with the intention of capturing short-term profits resulting from market volatility.  Late trading occurs when a mutual fund order is received from a client and accepted after the funds trading deadline and is an illegal practice.  These prohibitions apply to all accounts and services offered through The Reserve, including employee and employee-related and retirement accounts.  These prohibitions do not, however, apply to purchases and sales of taxable and tax-exempt money market funds.

J.                                      Ban on Short-Term Trading Profits

No Access Person may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities as those of any Advisory Client within 60 calendar days.  Any profits realized on such short-term trades are required to be disgorged to Reserve.

V.                                    Exemptions

Notwithstanding the foregoing, the Code contains an exception to the 3-day blackout period for certain de minimis Personal Securities Transactions.  Under this de minimis exception, an Access Person may engage in a Personal Securities Transaction regardless of the fact that Reserve may be active in a Security so long as the following conditions are met:

Debt Securities

purchase or sale of 100 units ($100,000 principal amount) or fewer over a rolling 30 day period by the Access Person or members of his/her immediate family; AND must be reported pursuant to Section VIII.

VI.                                Pre-Clearance Procedures

A.                                    Procedures for Pre-Clearance

1.                                      Approval Requirements

An Access Person must obtain written pre-clearance from The Reserve’s Compliance Director (or Compliance Analyst) or, in their absence, the General Counsel, the President or the Chairman of the Funds for all Personal Securities Transactions in short-term investment and short-term non-investment grade debt securities ONLY.

2.                                      Time of Clearance

Pre-clearance must be obtained prior to the proposed Personal Securities Transaction and is valid for the balance of the day on which it is granted and the following full business day thereafter.

3.                                      Form

Pre-clearance must be obtained in writing by completing and signing a Personal Request and Trading Authorization Form (including the details of the proposed Personal Securities Transaction).  An example of such Form is attached.

4.                                      Filing

The Reserve’s Compliance Director will retain a copy of all completed Personal Request and Trading Authorization Forms.

B.                                    Factors Considered in Clearance of Personal Securities Transactions

Generally, the factors described below will be considered in determining whether or not to clear a proposed Personal Securities Transaction.  However, if warranted by the nature of the Personal Securities Transaction, The Reserve’s Compliance Director (or Compliance Analyst) or, in their absence, the General Counsel, Chairman or President of the Funds has the authority to clear a Personal Securities Transaction on any other basis.

(i)                                     whether any Advisory Client has a pending “buy” or “sell” order in that security or has completed a purchase or sale of that security that day;

(ii)                                  whether the amount or nature of the Personal Securities Transaction or person making it is likely to affect the price of or market for the Security;

(iii)                               whether the Personal Securities Transaction would create the appearance of impropriety, whether or not an actual conflict exists;

(iv)                              whether the Security proposed to be purchased or sold is one that would qualify for purchase or sale by any Advisory Client;

(v)                                 whether the Personal Securities Transaction is non-voluntary on the part of the individual, such as the receipt of a stock dividend; and

(vi)                              whether the Security is currently being considered for purchase or sale by The Reserve, or has been so considered in the past three (3) days.

VII.                          Exempt Securities Transactions – Specified

A.                                    General

The Reporting Requirements in Section VIII of this Code do not apply to:

(i)                                     transactions in an account over which an Access Person has no direct or indirect influence or control; or in any account held by an Access Person which is managed on a discretionary basis by a person other than the Access Person and, with respect to which the Access Person does not, in fact, influence or control the transactions;

(ii)           transactions which are non-voluntary on the part of the Access Person;

(iii)          purchases which are part of an automatic dividend reinvestment plan;

B.                                    Special Procedures for Independent Trustees

An Independent Trustee is not subject to the procedures set forth in the Code unless that Independent Trustee knew, or in the ordinary course of the fulfillment of his or her official duties should have known, that during the 15-day period immediately preceding or after the date of a transaction in a Security by the Independent Trustee, such Security was recommended, purchased or sold by Reserve on behalf of an Advisory Client or the recommendation, purchase or sale of that Security was considered by Reserve.

VIII.                      Reporting

A.                                    Reporting Requirements

1.                                      Transaction Reports

Each Access Person must make a written report (sample attached) to Reserve’s Compliance Director within ten (10) days after the end of each calendar quarter of all non-exempt Personal Securities Transactions occurring during the quarter.

2.                                      Annual Reports

Upon instruction from the Compliance Director, each Access Person annually will be required to update his or her list of Securities in which the Access Person or any member of his or her immediate family has a Beneficial Interest.  The information in this report must not be more than 45 days old as of the date of the report.

3.                                      Report Format

The holdings and transaction reports must contain, as appropriate, the following information with respect to each reportable Personal Securities Transaction:

(i)                                     Date and nature of the Personal Securities Transaction (purchase, sale or any other type of acquisition or disposition);

(ii)                                  Title, ticker symbol, CUSIP number, interest rate and maturity date, number of shares or principal amount of each Security, and the price at which the Personal Securities Transaction was effected; and

(iii)                               Name of the broker, dealer or bank with or through whom the Personal Securities Transaction was effected or, for annual reports, the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for such person’s direct or indirect benefit.

(iv)                              The date the Access Person submits the report.

Such reports may contain a statement that the report is not to be construed as an admission that the person filing the report has or had any direct or indirect Beneficial Interest in any Security described in the report.

B.                                    Disclosure by New Access Persons of Personal Securities Holdings

Each new Access Person must disclose on the form provided by the Human Resources Department, within 10 days after he or she becomes an Access Person, any Security in which he or she or any member of his or her immediate family has a Beneficial Ownership interest.  This information must not be more than 45 days old as of the date the person became an Access Person.

C.                                    Delivery of Code of Ethics; Annual Certification

The Compliance Director shall provide each Access Person with a copy of the Code when such person becomes an Access Person.  The Compliance Director shall promptly provide all Access Persons with any amendments to the Code. All Access Persons must certify annually that they understand the Code, have received a copy of the code and all amendments, had an opportunity to ask questions about the Code, and will comply with all applicable aspects of the Code.

D.                                    Responsibility to Report

Each Access Person required to make a report is responsible for taking the initiative to file reports as required under the Code.  Any effort by the Compliance Director to facilitate the reporting process does not change or alter that responsibility.

E.                                      Where to File Report

All reports, unless otherwise noted, must be filed with the Compliance Director.

F.                                      Brokerage Statements / Confirms

All Access Persons must have copies of all monthly statements and confirmations relating to transactions in Securities in all accounts in which the Access Person or any member of his or her immediate family has a Beneficial Ownership interest sent directly to the Compliance Director.  This requirement does not apply to accounts that are part of an investment program that provides The Reserve electronic confirmations and statements (e.g., Charles Schwab).

The duplicate copies of all monthly statements and confirmations referred to above should be addressed to:

Office of the Director of Compliance

The Reserve

1250 Broadway – 32nd Floor

New York, NY  10001-3701

IX.                                Confidentiality of Adviser Transactions

Information relating to any Advisory Client’s portfolio or activities is strictly confidential and should not be discussed with anyone outside Reserve.  In addition, from the time that an Access Person anticipates making a recommendation to purchase or sell a security, through the time that all transactions based on that recommendation have been completed or abandoned, the subject and content of the recommendation may be considered “inside information.”  Accordingly, Access Persons must maintain the utmost confidentiality with respect to their recommendations during this period and may not discuss a contemplated recommendation with anyone outside of The Reserve. Please refer to Appendix I for The Reserve’s Insider Trading Policy.

Any written or oral disclosure of information concerning The Reserve, The Reserve’s clients, or particular purchase or sale transactions for Advisory Client accounts should be made only by persons who are specifically authorized to release that information after consultation with the Compliance Director.  The confidentiality of The Reserve transactions is not intended to inhibit exchanges of information among Access Persons, brokers with which The Reserve trades, or outside analysts.

X.                                    Sanctions

A violation of this Code is subject to the imposition of such sanctions by The Reserve as may be deemed appropriate under the circumstances to achieve the purposes of the Code. Sanctions for violations of the Code will be determined by the Compliance Director, in consultation with The Reserve’s principals and outside counsel.  Such sanctions may include written warning, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the offending person in the Personal Securities Transaction in question.

XI.                                Violations/Reporting

Access Persons may submit a complaint, report or concern regarding accounting, internal accounting controls, auditing matters or potential/actual violations of applicable laws, rules, regulations or internal policies and procedures, including this Code (collectively, “Compliance Matters”), without fear of dismissal or retaliation of any kind.  The Reserve has established the following procedures for (a) the receipt, retention and treatment of complaints, reports and concerns regarding Compliance Matters and (b) the confidential, anonymous submission of complaints, reports and concerns regarding Compliance Matters.

Any Access Person may submit a report regarding Compliance Matters on a confidential or anonymous basis by:

•                                          calling the Compliance Director or, in  their absence, the General Counsel; or

•                                          writing to the Compliance Director or, in their absence, the General Counsel via email or regular mail.

The report must contain all the facts forming the basis of such Access Person’s belief.  The report should set forth all of the information the Access Person knows regarding the alleged violation, complaint or concern, including the identities of individuals involved, and should also contain as much corroborating evidence as possible.

The Reserve prohibits retaliation against any Access Person who makes a report regarding Compliance Matters or who participates in any investigation.  Any Access Person who believes that he or she has been the subject of any such prohibited retaliation or is aware of any prohibited conduct is strongly encouraged to report immediately the facts thereof to the Compliance Director or, in their absence, to the General Counsel, as set forth above.

The Compliance Director will report any alleged violation, complaint or concern to the appropriate Board of Trustees.  As appropriate, the allegations will be thoroughly investigated in as confidential a manner as possible, subject to the need to conduct a full and impartial investigation, remedy any violations with policies or monitor compliance with policies.  It is the obligation of all Access Persons to cooperate in such investigation.

In addition, the Chief Compliance Officer, with the assistance of the outside legal counsel, where appropriate, shall track the receipt, investigation and resolution of each alleged violation, complaint or concern of which they are advised, and shall report on the status of each such outstanding, alleged violation, complaint or concern to the Audit Committee, or if applicable, the appropriate Board of Trustees, at its next scheduled meeting.

XII.                            Amendments and Modifications

This Code may be amended or modified as deemed necessary by the officers of The Reserve, with the advice of counsel.  This Code is effective as of August 13, 2007.

THE RESERVE FUND

RESERVE MUNICIPAL MONEY-MARKET TRUST II

RESERVE NEW YORK MUNICIPAL MONEY-MARKET TRUST

RESERVE MUNICIPAL MONEY MARKET TRUST

RESERVE SHORT TERM INVESTMENT TRUST

RESERVE MANAGEMENT COMPANY, INC.

RESERVE MANAGEMENT CORPORATION

RESRV PARTNERS, INC.

ANNUAL CERTIFICATE OF COMPLIANCE

CODE OF ETHICS AND CONDUCT

INSIDER TRADING

Name (please print)

By signing below, I certify that I have read and understand the Code of Ethics and Conduct (“Code”) and the policies and procedures of The Reserve’s Insider Trading Policy (the “Policy”) as well as any amendments to the Code or Policy.  I further certify that I have complied with the applicable Code and the Policy requirements during the course of my employment at The Reserve, and that I will continue to adhere to the Code and the Policy during the course of my employment.  I also agree to report promptly to the Compliance Director (or, in his absence, the General Counsel) when I become aware of any violation or possible violation of this Code or the Policy.

I understand that violation of the Code or the Policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Signature

Date

APPENDIX I

THE RESERVE FUND

RESERVE MUNICIPAL MONEY-MARKET TRUST II

RESERVE NEW YORK MUNICIPAL MONEY-MARKET TRUST

RESERVE MUNICIPAL MONEY MARKET TRUST

RESERVE SHORT TERM INVESTMENT TRUST

RESERVE MANAGEMENT COMPANY, INC.

RESERVE MANAGEMENT CORPORATION

RESRV PARTNERS, INC.

POLICIES AND PROCEDURES

CONCERNING THE MISUSE OF MATERIAL
NON-PUBLIC INFORMATION

(“Policies and Procedures”)

Every employee (“Employee”) of the above entities (collectively, “The Reserve”) must read and retain a copy of these Policies and Procedures.  Any questions regarding the Policies and Procedures described herein should be referred to The Reserve’s Compliance Director.

SECTION I.                               POLICY STATEMENT ON INSIDER TRADING (“Policy Statement”)

The Reserve’s Policy Statement applies to every Employee and extends to activities both within and outside the scope of their duties at Reserve.  The Reserve forbids any Employee from engaging in any activities that would be considered to be “insider trading.”

The term “insider trading” is not defined in the federal securities laws, but generally is understood to prohibit the following activities:

1.               trading by an insider, while in possession of material non-public information;

2.               trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

3.               recommending the purchase or sale of securities while in possession of material non-public information; or

4.               communicating material non-public information to others (i.e., “tipping”).

The elements of insider trading and the penalties for such unlawful conduct are discussed below.  If, after reviewing this Policy Statement, you have any questions you should consult our Compliance Director.

A.                                   Who is an Insider?

The concept of “insider” is broad and includes officers, directors, trustees, partners and employees of a company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of those organizations.  In addition, The Reserve and its Employees may become temporary insiders of a company that The Reserve advises or for which The Reserve performs other services.  According to the U.S. Supreme Court, before an outsider will be considered a temporary insider for these purposes, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must, at least, imply such a duty.

B.                                     What is Material Information?

Trading, tipping, or recommending securities transactions while in possession of inside information is not an actionable activity unless the information is “material.”  Generally, information is considered material if: (i) there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or (ii) it is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that should be considered material includes, but is not limited to, the following:  dividend changes, earnings estimates, changes in previously released earnings estimates, a joint venture, the borrowing of significant funds, a major labor dispute, merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.  For information to be considered material it need not be so important that it would have changed an investor’s decision to purchase or sell particular securities; rather it is enough that it is the type of information on which reasonable investors rely in making purchase or sale decisions.  The materiality of information relating to the possible occurrence of any future event would depend on the likelihood that the event will occur and its significance if it did occur.

Material information does not have to relate to a company’s business.  For example, in U.S. v. Carpenter, 791 F.2d 1024 (2d Cir. 1986), aff’d, 484 U.S. 19 (1987), (affirmed without opinion by an evenly divided court with respect to the charge of insider trading based on the “misappropriation” theory), the court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

C.                                  What is Non-Public Information?

All information is considered non-public until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.  Information in bulletins and research reports disseminated by brokerage firms are also generally considered to be public information.

D.                                    Bases for Liability

In order to be found liable for insider trading, one must either (i) have a fiduciary relationship with the other party to the transaction and have breached the fiduciary duty owed to that other party, or (ii) have misappropriated material non-public information from another person.

1.                                       Fiduciary Duty Theory

Insider trading liability may be imposed on the theory that the insider breached a fiduciary duty to a company.  In 1980, the U.S. Supreme Court held that there is no general duty to disclose before trading on material non-public information, and that such a duty arises only where there is a fiduciary relationship.  That is, there must be an existing relationship between the parties to the transaction such that one party has a right to expect that the other party would either (a) disclose any material non-public information, if appropriate or permitted to do so, or (b) refrain from trading on such material non-public information.  Chiarella v. U.S., 445 U.S. 222 (1980).

In Dirks v. SEC, 463 U.S. 646 (1983), the U.S. Supreme Court stated alternative theories under which non-insiders can acquire the fiduciary duties of insiders:  (a) they can enter into a confidential relationship with the company through which they gain the information (e.g., attorneys, accountants, etc.), or (b) they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they were aware, or should have been aware, that they had been given confidential information by an insider that violated his or her fiduciary duty to the company’s shareholders by providing such information to an outsider.

However, in the “tippee” situation, a breach of duty occurs only where the insider personally benefits, directly or indirectly, from the disclosure.  Such benefit does not have to be pecuniary, and can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

2.                                       Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory.  Under the misappropriation theory, liability is established when trading occurs as a result of, or based upon, material non-public information that was stolen or misappropriated from any other person.  In U.S. v. Carpenter, supra, the court held that a columnist for The Wall Street Journal had defrauded the Journal when he obtained information that was to appear in the Journal and used such information for trading in the securities markets.  The court held that the columnist’s misappropriation of information from his employer was sufficient to give rise to a duty to disclose such information or abstain from trading thereon, even though the columnist owed no direct fiduciary duty to the issuers of the securities described in the column or to purchasers or sellers of such securities in the marketplace.  Similarly, if information is given to an analyst on a confidential basis and the analyst uses that information for trading purposes, liability could arise under the misappropriation theory.

E.                                   Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she did not personally benefit from the violation.  Penalties include:

1.               civil injunctions;

2.               criminal penalties for individuals of up to $1,000,000 and for “non-natural persons” of up to $2.5 million dollars plus, for individuals, a maximum jail term of from five to ten years;

3.               private rights of actions for disgorgement of profits;

4.               civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

5.               civil penalties for the employer or other controlling person of up to the greater of $1,000,000 per violation or three times the amount of the profit gained or loss avoided as a result of each violation.

6.               a permanent bar, pursuant to the SEC’s administrative jurisdiction, from association with any broker, dealer, investment company, investment adviser, or municipal securities dealer.

In addition, any violation of this Policy Statement can be expected to result in serious sanctions by Reserve, including dismissal of the persons involved.

SECTION II.  PROCEDURES TO IMPLEMENT RESERVE’S POLICY STATEMENT

The following procedures have been established to aid The Reserve’s Employees in avoiding insider trading, and to aid The Reserve in preventing, detecting and imposing sanctions against insider trading.  Every Employee of The Reserve must follow these procedures or risk serious sanctions, as described above.  If you have any questions about these procedures you should consult our Compliance Director.

A.                                Identifying Insider Information

Before trading for yourself or others, including for any client accounts managed by The Reserve, in the securities of a company about which you may have potential insider information, or revealing such information to others or making a recommendation based on such information, you should ask yourself the following questions.

1.               Is the information material?  Is this information that an investor would consider important in making an investment decision?  Is this information that would substantially affect the market price of the securities if generally disclosed?

2.               Is the information non-public?  To whom has this information been provided?  Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation, or has it otherwise been made available to the public?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information may be material and non-public, you should take the following steps.

1.               Report the matter immediately to our Compliance Director.  In consulting with our Compliance Director, you should disclose all information that you believe may bear on the issue of whether the information you have is material and non-public.

2.               Refrain from purchasing or selling securities with respect to such information on behalf of yourself or others, including for client accounts managed by The Reserve.

3.               Refrain from communicating the information inside or outside The Reserve, other than to our Compliance Director.

After our Compliance Director has reviewed the issue, you will be instructed to continue the prohibitions against trading, tipping, or communication, or you will be allowed to trade and communicate the information.  In appropriate circumstances, our Compliance Director will consult with counsel as to the appropriate course to follow.

B.                                  Personal Securities Trading

All Employees of The Reserve must adhere to The Reserve’s Code of Ethics and Conduct (“Code”) with respect to securities transactions effected for their own account, accounts over which they have a direct or indirect beneficial interest, and accounts over which they exercise any direct or indirect influence.  Please refer to The Reserve’s Code as necessary.  In accordance with the Code, Employees are required to obtain prior written approval by The Reserve’s Compliance Director of all personal securities transactions (unless otherwise exempted) and to submit to the Compliance Director Quarterly and Annual reports concerning their securities transactions or holdings as required by the Code.

C.                                  Restricting Access to Material Non-Public Information

Information in your possession that you identify, or which has been identified to you as material and non-public, must not be communicated to anyone, except as provided in paragraph II.A, above.  In addition, you should make certain that such information is secure.  For example, files containing material non-public information should be sealed and inaccessible and access to computer files containing material non-public information should be restricted by means of a password or other similar restriction.

D.                                 Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph II.A. above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, please discuss such matters with our Compliance Director before trading on or communicating the information in question to anyone.

E.                                   Supervisory Procedures

The Reserve’s Compliance Director is critical to the implementation and maintenance of these Policies and Procedures against insider trading.  The supervisory procedures set forth below are designed (i) to prevent insider trading and (ii) to detect insider trading.

1.                                       Prevention of Insider Trading

In addition to the prior approval and monthly reporting procedures specified in the The Reserve’s Code concerning personal securities transactions, the following measures have been implemented to prevent insider trading by Reserve’s Employees.

a.               Each of The Reserve’s Employees will be provided with a copy of these Policies and Procedures regarding insider trading;

b.              The Reserve’s Compliance Director will answer questions regarding The Reserve’s Policies and Procedures;

c.               The Reserve’s Compliance Director will resolve issues of whether information received by an Employee of Reserve is material and non-public;

d.              The Reserve’s Compliance Director will review on a regular basis, and update as necessary, The Reserve’s Policies and Procedures;

e.               Whenever it has been determined that an Employee of The Reserve has material non-public information, the Compliance Director will implement measures to prevent dissemination of such information; and

f.                 Upon the request of any Employee, the Compliance Director will promptly review and either approve or disapprove a request for clearance to trade in specified securities.

2.               Detection of Insider Trading

To detect insider trading, the Compliance Director will:

a.               review the personal securities transaction reports filed by each Employee, including subsequent quarterly review of all personal securities transactions;

b.              review the trading activity of client accounts managed by The Reserve;

c.               review the trading activity of the The Reserve’s own accounts, if any; and

d.              coordinate the review of such reports with other appropriate Employees of The Reserve when the Compliance Director has reason to believe that inside information has been provided to certain Employees.

3.                                       Special Reports to Management

Promptly upon learning of a potential violation of The Reserve’s Policies and Procedures, the Compliance Director will prepare a confidential written report to management providing full details and recommendations for further action.

4.                                       Annual Reports to Management

On an annual basis, the Compliance Director will prepare a written report to the management of The Reserve setting forth:

a.               a summary of existing procedures to prevent and detect insider trading;

b.              full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

c.               an evaluation of the current procedures and any recommendations for improvement; and

d.              a description of The Reserve’s continuing educational program regarding insider trading, including the dates of any seminars since the last report to management.

In response to such report, management will determine whether any changes to the Policies and Procedures might be appropriate.

APPENDIX II

EXAMPLES OF BENEFICIAL OWNERSHIP

1.                                       Securities held by an Access Person for his or her own benefit, whether such securities are in bearer form, registered in his or her own name, or otherwise;

2.                                       Securities held by others for the Access Person’s benefit (regardless of whether or how such securities are registered), such as, for example, securities held for the Access Person by custodians, brokers, relatives, executors or administrators;

3.                                       Securities held by a pledgee for an Access Person’s account;

4.                                       Securities held by a trust in which an Access Person has an income or remainder interest unless the Access Person’s only interest is to receive principal (a) if some other remainder dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Access Person;

5.                                       Securities held by an Access Person as trustee or co-trustee, where whether the Access Person or any member of their immediate family (i.e. spouse, children or their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

6.                                       Securities held by a trust of which the Access Person is the settlor, if the Access Person has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7.                                       Securities held by a general or limited partnership in which the Access Person is either the general partner of such partnership or the controlling partner of such entity.  For these purposes, an Access Person will be considered to be a controlling partner of a partnership if such Access Person owns more than 25% of the partnership’s general or limited partnership interests;

8.                                       Securities held by a personal holding company controlled by the Access Person alone or jointly with others;

9.                                       Securities held in the name of the Access Person’s spouse unless legally separated;

10.                                 Securities held in the name of minor children of the Access Person or in the name of any relative of the Access Person or of their spouse (including an adult child) who is presently sharing the Access Person’s home.  This applies even if the Securities were not received from the Access Person and the dividends are not actually used for the maintenance of the Access Person’s home;

11.                                 Securities held in the name of any person other than the Access Person and those listed in (9) and (10), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership;

12.                                 Securities held in the name of any person other than the Access Person, even though the Access Person does not obtain benefits substantially equivalent to those of ownership (as described in (11), above), if the Access Person can vest or re-vest title in himself.

THE RESERVE FUND

RESERVE MUNIIPAL MONEY-MARKET TRUST II

RESERVE NEW YORK MUNICIPAL MONEY-MARKET TRUST

RESERVE MUNICIPAL MONEY MARKET TRUST

RESERVE SHORT TERM INVESTMENT TRUST

RESERVE MANAGEMENT COMPANY, INC.

RESERVE MANAGEMENT CORPORATION

RESRV PARTNERS, INC.

ANNUAL CERTIFICATE OF COMPLIANCE

CODE OF ETHICS AND CONDUCT

INSIDER TRADING

Name (please print)

By signing below, I certify that I have read and understand the Code of Ethics and Conduct (“Code”) and the policies and procedures of Reserve’s Insider Trading Policy (the “Policy”) as well as any amendments to the Code or Policy.  I further certify that I have complied with the applicable Code and the Policy requirements during the course of my employment at Reserve, and that I will continue to adhere to the Code and the Policy during the course of my employment.  I also agree to report promptly to the Compliance Director (or, in his absence, the General Counsel) when I become aware of any violation or possible violation of this Code or the Policy.

I understand that violation of the Code or the Policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Signature

Date

THE RESERVE EMPLOYEES

QUARTERLY SECURITIES TRANSACTIONS REPORT

NAME:                                                                                                                                                                                                                                                                                                        Quarter Ended                        , 20

Under the Code of Ethics and Conduct (the “Code”), Access Persons (as defined by the Code) must report all Personal Securities Transactions regardless of the size of the transaction, except as otherwise provided in the Code. Such reports are due by the tenth day of the month following the close of each calendar quarter regardless of whether you have had any Personal Securities Transactions, and are to be directed to the Compliance Director.

With respect to Personal Securities Transactions, each report must cover all accounts in which you have a direct or indirect beneficial ownership interest, (unless you have no influence or control over such accounts) and all non-client accounts which you manage or with respect to which you give investment or voting advice.

Did you have any reportable Personal Securities Transactions during the above quarter?

Yes                            ☐                                    No                                ☐

If yes, does the Compliance Department receive a duplicate brokerage account statement?

Yes                            ☐                                    No                                ☐

If the Compliance Department receives duplicates of your statements you do not need to include the information here.  However, if the Compliance Department does not receive duplicate statements, please describe all reportable securities transactions on the reverse side, providing the following information: the date of the transaction, the title, ticker symbol, CUSIP number the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security involved; the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); the price of the covered security at which the transaction was effected; and  the name of the broker, dealer or bank with or through which the transaction was effected.  You may attach copies of confirmation statements and account statements to your signed report.

Did you open any brokerage accounts during the above quarter?

Yes                            ☐                                    No                                ☐

If yes, please disclose all new brokerage accounts in your name, any spouse’s account, any children’s account or any other account over which the employee has control that were opened during the quarter.

Date The Account Was Established	Name Of The Broker, Dealer Or Bank	Address of Broker, Dealer or Bank	Account Name	Account Number

To the best of my knowledge and belief, the answers set out in this Report are true and correct.

Signature and Date

THE RESERVE EMPLOYEES

ANNUAL PERSONAL HOLDINGS IN SECURITIES

Printed Name:

IN ACCORDANCE with Section VIII of The Reserve’s Code of Ethics and Conduct (the “Code”), please provide a list of all Securities as defined in the Code in which you have a beneficial interest, including those in accounts of your immediate family and all Securities in non-client accounts for which you make investment decisions.  (The term “Security” is defined in the Code.)

List all Securities:

a.               which are owned personally by you, your spouse, minor children, or any other member of your immediate household;

b.              in which a beneficial interest is held by you, your spouse, minor children, or any other member of your immediate household;

c.               held by or for the benefit of any trust or estate of which you or your spouse is a trustee or other fiduciary or beneficiary or of which your minor child is a beneficiary; or

d.              held by or for the benefit of any person for whom you direct or effect transactions under a power of attorney or other relationship.

1.                                       Please provide the following information:

a.                                       type of security, title, ticker symbol, CUSIP number, interest rate and maturity date, number of shares or principle amount of each Security;

b.                                      name of any broker, dealer or bank with which you have an account in which Securities are held for your direct or indirect benefit; and

c.                                       if the Securities are held by entity or person other than you, please describe your relationship with that entity or person.

If none, write NONE.

NOTE:  Continue listing as necessary on additional sheets. (You may attach a copy of a broker statement listing the information - if so, indicate as “See Attached.”)

2.                                       Have you, during the past 12 months, or for new employees, since you entered The Reserve’s employment, requested prior clearance for all Personal Securities Transactions as required by the Code?

☐ Yes             ☐ No                 ☐ N/A (no Personal Securities Transactions for this period)

If “No”, has the Transaction been discussed with the Compliance Director?

☐ Yes             ☐ No

If not, please advise the Compliance Director in writing separately of any Personal Securities Transactions not pre-cleared or reported.

3.                                       Have you filed quarterly reports for all reportable Personal Securities Transactions as required by the Code?

☐ Yes             ☐ No                 ☐ N/A (new employee)

If “No”, has this been discussed with the Compliance Director?

☐ Yes             ☐ No

In addition, The Reserve requires all employees to disclose all brokerage accounts in their name, any spouse’s account, any children’s account or any other account over which the employee has control.

Name of Broker	Broker Address	Account Number	Name on Account

I CERTIFY THAT THE STATEMENTS MADE BY ME ON THIS FORM ARE TRUE, COMPLETE AND CORRECT TO THE BEST OF MY KNOWLEDGE AND BELIEF AND ARE MADE IN GOOD FAITH.

Date	Signature

Received in Compliance

Personal Trading Request and Authorization Form

This authorization must be obtained prior to the proposed Personal Securities Transaction and is valid for the balance of the day on which it is granted and the following full business day thereafter, unless notified otherwise by the Designated Officer.  A record of this transaction will be kept by the Compliance Director in confidential files.

Employee Name	Name on Brokerage Account

Broker	Brokerage Account Number

Security Name	Ticker Symbol	Buy	Sell	Number of Shares	Approximate Price per Share
		☐	☐
		☐	☐
		☐	☐
		☐	☐
		☐	☐
		☐	☐
		☐	☐

I hereby certify that all of the following information is true and complete.  To my knowledge:

1.                                       neither I nor anyone at The Reserve possesses material, non-public information about the issuer;

2.                                       the requested transaction is consistent with the letter and spirit of the Code;

3.                                       The Reserve has not purchased or sold the securities on behalf of an Advisory Client within the past 3 days;

3.                                       The Reserve is not considering purchasing or selling the securities on behalf of an Advisory Client; and

4.                                       the security is not appropriate at this time for any The Reserve Advisory Client.

Please check one:

I have not engaged in any other transaction in these securities (or equivalent securities) within the past 60 days; or

I have engaged in the following transactions in these securities (or equivalent securities) within the past 60 days.

Signature	Date

For Compliance Use

Date	Information from trading desk:	(a) Source	(b) Other activity
within past 3 days?	(c) Orders on Desk?

Remarks:

Approved: Y ☐ N ☐ Approval sent to employee on (date)

Compliance Director Approval: OK’d by		Date:

Signature

The Reserve	REQUEST TO ENGAGE IN OUTSIDE BUSINESS ACTIVITIES

The Reserve’s policy, as stated in the Code of Ethics and Conduct, requires all Access Persons provide written notification to their immediate supervisor and the Legal/Compliance Department PRIOR to becoming employed by, or accepting compensation from, any person/entity as a result of any business activity, other than a passive investment outside the scope of their relationship with The Reserve.  The information requested below is needed to ensure The Reserve’s policy is observed and to provide for all necessary approvals.

Name	Department

Description of Proposed Outside Business Activity

Name of Organization

Address
Street	City	State	Zip Code

Nature of Business

Describe the nature of your interest in and affiliation with the organization

Estimate time (hours per month) engaged in the activity

Estimate of compensation (dollars per year) you expect to receive from the activity

To your knowledge, does the organization have or anticipate having any business relations with The Reserve?

Yes/No

Will you execute a written agreement with the organization?		If so, please attach a copy.

I have read and understand The Reserve’s Code of Ethics and Conduct as it relates to outside employment.  To the best of my knowledge and belief, the proposed activities will not conflict with this policy.  If in the course of the proposed activities, a possible conflict of interest arises, I will promptly notify The Reserve management and request advice concerning such possible conflict.

Employee	Date
Print Name & Signature

Department Approval:  I recommend approval of the proposed activity described above.  I do not believe it will create a conflict of interest or interfere with the proper performance of the employee’s Reserve duties.

Manager	Date
Print Name & Signature

Legal/Compliance Department Approval:

CCO	Date
Print Name & Signature